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                                      FORM
                                       OF
                       INVESTMENT SUB-ADVISORY AGREEMENT

       THIS INVESTMENT SUB-ADVISORY AGREEMENT (the "Agreement") dated as of [ ], 2005, among Old Mutual/Claymore Long-Short Fund, a Massachusetts business trust (the "Trust"), Claymore Advisors, LLC, a Delaware limited liability company ("Claymore" or the "Adviser"), and Analytic Investors, Inc., a California corporation ("Analytic" or the "Sub-Adviser").

       WHEREAS, the Adviser has agreed to furnish investment management and advisory services to the Trust, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") with respect to the trust assets;

       WHEREAS, the investment advisory agreement between the Adviser and the Trust dated as of [ ], 2005 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the "Investment Advisory Agreement") contemplates that the Adviser may sub-contract investment advisory services with respect to the Trust to one or more sub-adviser(s) pursuant to sub-advisory agreement(s) agreeable to the Trust and approved in accordance with the provisions of the 1940 Act;

       WHEREAS, the Adviser wishes to retain the Sub-Adviser to provide certain investment management services to the Trust, as contemplated in the Investment Advisory Agreement;

       WHEREAS, the Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

       WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

       NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

       1. APPOINTMENT. The Adviser hereby appoints the Sub-Adviser to act as sub-adviser with respect to the assets of the Trust as set forth in this Agreement and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In connection with such appointment, the Adviser has or will cause to be furnished (or shall, as such documents become available or are amended, promptly furnish or cause to be furnished) to the Sub-Adviser copies of each of the following:

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            (a) The Trust's Agreement and Declaration of Trust and all
       amendments thereto (such agreement, as presently in effect and as it shall from time to time be amended, is herein called the "Agreement and Declaration of Trust");

            (b) The Trust's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

            (c) Resolutions of the Trust's Board of Trustees (the "Trustees") authorizing the appointment of the Adviser as the investment manager and Sub-Adviser as investment sub-adviser and approving the Investment Advisory Agreement and this Agreement;

            (d) The Trust's most recently filed Amendment to its Registration Statement on Form N-2 under the Securities Act of 1933, as amended, and the 1940 Act, including all exhibits thereto, relating to common shares of beneficial interest of the Trust;

            (e) The Trust's most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called the "Prospectus");

            (f) The Trust's most recent statement of additional information (such statement of additional information, as presently in effect, and all amendments and supplements thereto are herein called the "Statement of Additional Information"); and

            (g) The Investment Advisory Agreement.

       2. SERVICES OF THE SUB-ADVISER. Subject to the succeeding provisions of this section, the oversight and supervision of the Adviser and the direction and control of the Trust's Board of Trustees (the "Board"), the Sub-Adviser shall regularly provide the Trust with investment research, advise management and supervision and shall furnish a continuous investment program for the Trust consistent with the Trust's investment objectives, policies, and restrictions as stated in the current Prospectus ad Statement of Additional Information, monitor on a daily basis the investment activities and portfolio holdings of the Trust, shall have full investment discretion to determine from time to time what securities or other property will be purchased, retained or sold by the Trust, and to vote proxies on behalf of the Trust. Subject to the provisions of paragraph 3 hereof, the Sub-Adviser shall place orders for purchases and sales of portfolio securities, options and other investments for the Trust. The Sub-Adviser will keep the Trust and the Adviser informed of developments materially adversely affecting the Trust's portfolio and shall furnish to the Trust all information relevant to such developments. The Sub-Adviser will periodically communicate to the Adviser, at such times as the Adviser may reasonably direct, information concerning the purchase and sale of securities for the Trust's portfolio, including: (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale is effected, (iv) the CUSIP number of the instrument, if any,

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(v) monitoring on a daily basis the investment activities and portfolio holdings of the Trust, and (vi) such other information as the Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Investment Advisory Agreement. At the request of the Adviser, the Sub-Adviser will also, subject to the supervision of the Trust's Board of Trustees, consult with the Adviser as to the overall management of the Trust's assets and the investment polices and practices of the Trust. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Trust's investment objectives, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Trust's Prospectus filed with the SEC as part of the Trust's Registration Statement on Form N-2 and the resolutions of the Trust's Board of Trustees as and when communicated to the Sub-Adviser.

       Subject to the Investment Advisory Agreement among the Trust and the Adviser and subject to the direction and control of the Trust's Board of Trustees, the Adviser has been appointed as the Trust's agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Trust and to do or take all related acts, with the power of substitution.

       3. COVENANTS. In the performance of its duties under this Agreement, the Sub-Adviser:

            (a) shall at all times comply and act in accordance with: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the Securities and Exchange Commission (the "SEC");
       (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time (provided that a copy of such amendments have been furnished to the Sub-Adviser); (iv) the investment objectives, policies and restrictions of the Trust as set forth in the Trust's Registration Statement on Form N-2 (provided that a copy of such amendments have been furnished to the Sub-Adviser); and (v) any policies, determinations and/or resolutions of the Board or the Adviser as and when communicated to the Sub-Adviser;

            (b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Adviser will seek to obtain the best price and the most favorable execution of its orders, except to the extent permitted and described below. In placing orders, the Sub-Adviser will consider the experience and skill of the broker-dealer's securities traders as well as the broker-dealer's financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Adviser or the Sub-Adviser, as the case may be. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser and the Sub-Adviser to the Trust

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       and their other clients and that the total commissions paid by the
       Trust will be reasonable in relation to the benefits to the Trust over the long-term. In no instance, however, will the Trust's securities be purchased from or sold to the Adviser, the Sub-Adviser or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

            (c) will maintain books and records with respect to the Trust's portfolio securities transactions and render to the Adviser and the Trust's Board of Trustees such periodic and special reports as they may reasonably request; and

            (d) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and the Trust's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) with the prior written approval by the Trust or (ii) where such information is required to be disclosed by applicable law.

       4. SERVICES NOT EXCLUSIVE. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Adviser will not undertake any activities which, in its reasonable judgment, would be reasonably likely to materially and adversely affect the performance of its obligations under this Agreement.

       5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

       6. AGENCY CROSS TRANSACTIONS. From time to time, the Adviser, the Sub-Adviser or brokers or dealers affiliated with the Adviser or the Sub-Adviser may find themselves in a position to buy for certain of their brokerage clients (each an "Account") securities which the Sub-Adviser's and/or the Adviser's investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser, the Sub-Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client's consent. This is because in a situation where an investment adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser, the Sub-Adviser or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Sub-Adviser's and/or the Adviser's part regarding the advisory

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client. The SEC has adopted a rule under the Advisers Act which permits an investment adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Sub-Adviser, the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Trust may revoke its consent at any time by written notice to the Sub-Adviser and the Adviser.

       7. EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by the Sub-Adviser in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Sub-Adviser (and who are not also such affiliated persons of the Adviser).

       8. COMPENSATION.

            (a) The Adviser agrees to pay to the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered hereunder by the Sub-Adviser as such, a monthly fee (the "Sub-Advisory Fee") in arrears at the annual rate equal to 0.50% of the average daily value of the Trust's total managed assets. "Total managed assets" means (i) the net assets of the Trust (including assets attributable to any preferred shares that may be outstanding) plus (ii) any additional total assets of the Trust attributable to borrowings of money, the use of reverse repurchase agreements or dollar rolls or the issuance of debt securities (together "external borrowings"), without deducting liabilities representing external borrowings. The liquidation preference of any preferred shares of the Trust, if any, constituting financial leverage shall not be considered a liability of the Trust. For any period less than a month during which this Agreement is in effect, the Investment Sub-Advisory Fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

            (b) For purposes of this Agreement, the total assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Trust's assets or delegating such calculations to third parties.

       9. CERTAIN INFORMATION. The Sub-Advisers shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act, (b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) there is a change in control of the Sub-Adviser or any parent of the Sub-Adviser within the meaning of the 1940 Act, or (d) there is an adverse change in the business or financial position of the Sub-Adviser which would be reasonably likely to have a materially adverse effect on its ability to perform its obligations under this Agreement.

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       10. LIMITATION ON LIABILITY.

            (a) The Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-Adviser, the Adviser or by the Trust (including, without limitation, by reason of the purchase, sale or retention of any investments for the Trust) in connection with the performance of the Sub-Adviser's obligations under this Agreement, except a loss resulting from the Sub-Adviser's breach of fiduciary duty with respect to the Sub-Adviser's receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

            (b) The Trust may, but shall not be required to, make advance payments to the Sub-Adviser in connection with the expenses of the Sub-Adviser in defending any action with respect to which damages or equitable relief might be sought against the Sub-Adviser under this Section (which payments shall be reimbursed to the Trust by the Sub-Adviser as provided below) if the Trust receives (i) a written affirmation of the Sub-Adviser's good faith belief that the standard of conduct necessary for the limitation of liability in this Section has been met and (ii) a written undertaking to reimburse the Trust whether or not the Sub-Adviser shall be deemed to have liability under this Section, such reimbursement to be due upon (1) a final decision on the merits by a court or other body before whom the proceeding was brought as to whether or not the Sub-Adviser is liable under this Section or (2) in the absence of such a decision, upon the request of the Sub-Adviser for reimbursement by a majority vote of a quorum consisting of trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees"). In addition, at least one of the following conditions must be met: (A) the Sub-Adviser shall provide a security for such Sub-Adviser undertaking, (B) the Trust shall be insured against losses arising by reason of any lawful advance, or (C) a majority of a quorum of the Disinterested Non-Party Trustees of the Trust or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Sub-Adviser ultimately will be found not to be liable under this Section.

       11. DURATION AND TERMINATION. This Agreement shall become effective as of the date hereof and shall continue (unless terminated automatically as set forth below) in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust's Board of Trustees or a vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Adviser at any time, without the payment of any penalty, upon giving the Sub-Adviser 60

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days' notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Trust or the Adviser shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Trust at the time outstanding and entitled to vote, or by the Sub-Adviser on 60 days' written notice (which notice may be waived by the Trust and the Adviser). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)

       12. NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

       13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

       14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

       15. USE OF THE NAME. Old Mutual (US) Holdings, Inc. ("Old Mutual"), an affiliate of the Sub-Adviser, has consented to the use by the Trust of the name or identifying word "Old Mutual" in the name of the Trust. Such consent is conditioned upon the employment of the Sub-Adviser as the sub-adviser to the Trust. The parties acknowledge that "Old Mutual" and any derivative thereof are and remain the property of the Sub-Adviser or its affiliates and that neither the Sub-Adviser nor such affiliates are hereby granting to any party hereto a license or franchise with respect to the use of such names. The Trust and the Adviser each agrees not to use the name "Analytic" or "Old Mutual" in any sales material without first presenting such document to the Sub-Adviser and/or Old Mutual and obtaining the applicable entity's consent prior to use. It is understood that the names or identifying words "Old Mutual" or "Analytic" and any derivatives thereof may be used from time to time in other connections and for other purposes by the Sub-Adviser and any of its affiliates. Old Mutual may require the Trust to cease using "Old Mutual" in the name of the Trust if the Trust or the Adviser ceases to employ, for any reason, the Sub-Adviser, any successor thereto or any affiliate thereof as sub-adviser of the Trust. No press release shall be issued with respect to the Trust without the prior consent of Old Mutual and the Sub-Adviser, and the Adviser and the Trust shall consult with Old Mutual and the Sub-Adviser before making any public disclosure that may be required by applicable law.

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       16. MISCELLANEOUS.

            (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

            (b) The parties hereto are each independent contactors. No party is, nor may any party represent itself as, an employee, agent, representative or partner of the other parties, except to the extent that the Adviser and Sub-Adviser may represent that they act as investment adviser and sub-adviser, respectively, of the Trust. This Agreement is not intended to create an association, joint venture, or partnership between the parties, or to impose any partnership liability upon any party, and each party hereby disclaims any such liability.

       17. COUNTERPARTS. This Agreement may be executed in counter parts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

       A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

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                                         CLAYMORE ADVISORS, LLC

                                         By:
                                            ------------------------------------
                                            Name:  Nicholas Dalmaso
                                            Title: Senior Managing Director
                                                   and General Counsel


                                         ANALYTIC INVESTORS, INC.

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         OLD MUTUAL/CLAYMORE LONG-SHORT FUND


                                         By:
                                            ------------------------------------
                                            Name:  Heidemarie Gregoriev
                                            Title: Secretary


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